EXHIBIT 99.1

News Release

Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Record Second Quarter Results

Diluted EPS Increases 72%

ATLANTA – April 04, 2007 – Acuity Brands, Inc. (NYSE: AYI) announced today record second quarter results for diluted earnings per share, net income and net sales. For the second quarter, diluted earnings per share increased 72% to $0.55 versus $0.32 reported in the year-ago period. Net income for the second quarter ended February 28, 2007 increased 68% to $24.4 million, compared with $14.5 million reported in the year-ago period, on net sales of $575.4 million, an increase of $25.8 million, or 4.7%.

Second quarter diluted earnings per share of $0.55 included a pretax charge totaling $2.3 million, or $0.07 per diluted share after reflecting a related adjustment to the tax provision, for a tentative resolution of the investigation by the United States Department of Justice of certain environmental issues at the primary manufacturing facility of Acuity Specialty Products (“ASP”). Additionally, for comparative purposes, last year’s reported earnings per share of $0.32 included $2.6 million of higher pretax expense, or $0.04 per diluted share, related to certain share-based incentive programs subject to variable accounting. During the fourth quarter of fiscal year 2006, the Company amended these incentive programs thereby eliminating variable accounting treatment and the related expense volatility caused by significant swings in the Company’s stock price.

Net sales for the second quarter of fiscal 2007 at Acuity Brands Lighting (“ABL”) and ASP increased 4.6% and 5.0%, respectively, compared to the year-ago period. The growth in net sales was due primarily to more favorable pricing and modestly higher unit volume growth in both segments.

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Consolidated operating profit margin expanded 230 basis points in the second quarter to 7.8% compared with 5.5% in the year-ago period. Operating profit margin at ABL improved 280 basis points to 10.4% while operating profit margin at ASP declined 110 basis points to 4.5%. The environmental charge negatively impacted the operating profit margin at ASP by over 170 basis points. The improvement in the consolidated operating profit margin was due primarily to more favorable pricing, incremental profit contribution on unit volume growth, and improved productivity, partially offset by higher costs for raw materials and component parts, greater commission and incentive compensation expense resulting from increased net sales and net income, and the aforementioned environmental charge.

The Company also achieved record diluted earnings per share, net income, and net sales for the first half of fiscal year 2007. Diluted earnings per share for the six months ended February 28, 2007 was $1.32, an increase of 65.0% compared to prior year’s $0.80 per share. Net income for the first half of fiscal 2007 rose to $57.9 million, an increase of 58.6% versus the year-ago period while net sales climbed 6.7% to $1,189.9 million.

For the six months ending February 28, 2007, net cash flow generated from operating activities increased to $60.9 million versus $15.9 million in the year-ago period. The growth in net cash flow from operating activities was due primarily to higher net income and improved working capital management. The Company ended the second quarter with $123.1 million in cash and cash equivalents, an increase of $34.4 million since the beginning of the fiscal year. The net debt-to-capital ratio (defined as debt less cash divided by the sum of debt and equity less cash) declined to 29.6%. The Company did not repurchase any shares during the second quarter.

Please see the Company’s Form 10-Q filed with the Securities and Exchange Commission today for more information on fiscal 2007 results. You may access the 10-Q through the Company’s website at www.acuitybrands.com.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands said, “We are very pleased with our progress in fiscal 2007. In the second quarter, we once again produced record results that exceeded our internal expectations. Our performance on a consolidated basis continues to reflect the benefits obtained from our

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pricing initiatives including ongoing product price reviews, new products and services, all-time high service levels, and enhanced productivity in key areas of our business. Both businesses reported solid sales growth during the quarter. At ABL, the growth in net sales was due primarily to higher selling prices and unit volume growth in the non-residential lighting market, partially offset by a decline in net sales to the home center channel, which primarily serves the residential and small project markets, and the impact of seasonal inventory rebalancing efforts by certain key customers. In our specialty chemical business, net sales grew primarily because of higher selling prices and greater shipments in both the retail channel and European markets.

“Excluding the environmental charge, both businesses reported increased operating profit and margins in the second quarter compared with the year-ago period. In addition to realizing benefits from our pricing initiatives to overcome higher material and operating costs, both businesses benefited from incremental margins on increased unit volume growth, partially due to the introduction of new products and enhanced services.

“With respect to the environmental charge, we concluded it was in the best interest of our customers, associates, and shareholders to accelerate the resolution of this long-time outstanding investigation at ASP through a plea agreement in order to avoid the negative impact of protracted litigation. The tentative resolution, described in the Company’s 10-Q, includes a $3.8 million fine, which will not be tax-deductible. We had previously estimated and accrued a liability for the cost to resolve this matter, and the fiscal 2007 second quarter charge consists of an incremental amount necessary to cover the fine and legal and environmental consulting fees incurred in the matter during the quarter. We expect to be able to announce the final resolution of this matter shortly and it is not expected to lead to the loss of any material amount of ASP’s business or any material disruption of production or significantly higher operating costs at ASP.”

Mr. Nagel continued, “Looking at the remainder of the fiscal year, we remain confident that the Company will attain or exceed many of our stated longer-term financial goals of operating margin expansion, earnings growth, and cash flow generation by continuing to drive key initiatives to enhance pricing, introduce new products, and improve productivity. At ASP, we continue to expect that full-year operating profit, excluding the second quarter environmental charge, will approximate that earned in the year-ago period as productivity improvements, growth in certain markets, and higher selling prices

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will negate the impact of rising costs, weak demand in certain geographies, and the expense of investments made to drive future profitable growth. At ABL, we continue to be cautiously optimistic about the prospects for industry-wide unit volume growth of lighting fixtures in the second half of our fiscal 2007 and beyond due to several key factors. The macro-economic environment in North America remains healthy including positive job creation, attractive long-term interest rates, and overall GDP expansion. In addition, leading indicators such as higher year-over-year new building contract awards, continued office space absorption, and positive readings from the Architectural Billings Index suggest the potential for continued positive demand in the non-residential lighting market. We believe unit volume at our lighting business will continue to be at or above the overall growth trends in the non-residential lighting market as we continue to expand our product offering and enhance our service capability. ABL’s backlog at the end of the second quarter was $166 million, a 7.0 percent increase over the prior year, and incoming order rates for lighting fixtures are encouraging. Overall, we remain optimistic about our performance for the second half of 2007 in spite of continued cost and pricing pressures. Our expectations for positive performance are due primarily to anticipated positive demand in the non-residential lighting market and to our many continuous improvement efforts to enhance service to our customers, introduce new and innovative products and services, increase selling prices, and improve productivity.”

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter results today at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2006 net sales of approximately $2.4 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics® and Antique Street Lamps™. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial®, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.

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Forward Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates” and similar terms that relate to future events, performance, or results of the Company, including, without limitation, the following; the expectations that the investigation by the Department of Justice into certain environmental issues will reach final resolution in the near future and that such resolution will not lead to the loss of any material amount of ASP’s business or any material disruption of production or significantly higher operating costs at ASP; the belief that in the remainder of the fiscal year the Company will attain or exceed many of its stated longer-term financial goals; the expectation that ASP’s full year operating profit, excluding the second quarter environmental charge, will approximate that earned in the year-ago period; the prospects for industry-wide unit volume growth of lighting fixtures in the second half of the Company’s fiscal year 2007 and beyond; the belief that the macro-economic environment remains healthy and that certain leading economic indicators suggest the potential for continued positive demand in the non-residential lighting market; the anticipation that unit volume growth at the lighting business will continue to be at or above the overall growth trends in the non-residential lighting market; and optimism concerning performance in the second half of fiscal year 2007. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; the outcome of pending environmental investigations; and economic, political, governmental, and technological factors affecting the Company’s operations, tax rate, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 4, 2007.

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ACUITY BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	FEBRUARY 28, 2007	AUGUST 31, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$123,055	$88,648
Accounts receivable, less reserve for doubtful accounts of $5,687 at February 28, 2007 and $6,205 at August 31, 2006	338,595	379,622
Inventories	209,482	209,319
Deferred income taxes	23,396	22,456
Prepayments and other current assets	48,807	37,600

Total Current Assets	743,335	737,645

Property, Plant, and Equipment, at cost:
Land	12,461	12,436
Buildings and leasehold improvements	169,834	167,488
Machinery and equipment	404,802	396,874

Total Property, Plant, and Equipment	587,097	576,798
Less - Accumulated depreciation and amortization	378,292	365,529

Property, Plant, and Equipment, net	208,805	211,269

Other Assets:
Goodwill	345,983	346,188
Intangible assets	118,694	120,287
Deferred income taxes	3,835	5,752
Other long-term assets	15,783	22,975

Total Other Assets	484,295	495,202

Total Assets	$1,436,435	$1,444,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$655	$643
Accounts payable	216,653	243,593
Accrued compensation	53,975	69,360
Other accrued liabilities	105,028	114,198

Total Current Liabilities	376,311	427,794
Long-Term Debt, less current maturities	371,001	371,252

Deferred Income Taxes	13,033	12,974

Self-Insurance Reserves, less current portion;	15,662	14,774

Other Long-Term Liabilities	69,509	75,063

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 49,052,214 issued and 43,420,514 outstanding at February 28, 2007; and 48,062,506 issued and 43,062,506 outstanding at August 31, 2006	491	481
Paid-in capital	596,780	560,973
Retained earnings	237,066	192,155
Treasury stock, at cost, 5,631,700 shares at February 28, 2007 and 5,000,000 at August 31, 2006	(224,816)	(194,858)
Accumulated other comprehensive loss items	(18,602)	(16,492)

Total Stockholders’ Equity	590,919	542,259

Total Liabilities and Stockholders’ Equity	$1,436,435	$1,444,116

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED FEBRUARY 28		SIX MONTHS ENDED FEBRUARY 28
	2007	2006	2007	2006
Net Sales	$575,384	$549,555	$1,189,872	$1,115,407
Cost of Products Sold	335,882	334,300	691,352	674,929

Gross Profit	239,502	215,255	498,520	440,478
Selling, Distribution, and Administrative Expenses	194,474	185,052	393,157	368,287

Operating Profit	45,028	30,203	105,363	72,191
Other Expense (Income):
Interest expense, net	7,856	8,314	15,995	16,554
Miscellaneous expense (income), net	(4)	(146)	490	(62)

Total Other Expense	7,852	8,168	16,485	16,492

Income before Provision for Income Taxes	37,176	22,035	88,878	55,699
Provision for Income Taxes	12,818	7,528	30,953	19,216

Net Income	$24,358	$14,507	$57,925	$36,483

Earnings Per Share:
Basic Earnings per Share	$0.57	$0.33	$1.37	$0.82

Basic Weighted Average Number of Shares Outstanding	42,544	44,419	42,380	44,331

Diluted Earnings per Share	$0.55	$0.32	$1.32	$0.80

Diluted Weighted Average Number of Shares Outstanding	43,911	45,826	43,771	45,699

Dividends Declared per Share	$0.15	$0.15	$0.30	$0.30

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ACUITY BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	SIX MONTHS ENDED FEBRUARY 28
	2007	2006
Cash Provided by (Used for) Operating Activities:
Net income	$57,925	$36,483
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	19,273	20,187
Excess tax benefits from share-based payments	(12,271)	(10,224)
Loss on the sale or disposal of property, plant, and equipment	195	196
Deferred income taxes	1,037	1,417
Other non-cash items	2,731	776
Change in assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	41,027	21,370
Inventories	(163)	(1,385)
Prepayments and other current assets	(11,207)	(3,636)
Accounts payable	(26,940)	(36,961)
Other current liabilities	(16,881)	(21,487)
Other	6,148	9,200

Net Cash Provided by Operating Activities	60,874	15,936

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(16,069)	(9,015)
Proceeds from sale of property, plant, and equipment	43	2,859
Sale of businesses	82	68

Net Cash Used for Investing Activities	(15,944)	(6,088)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	(273)	(322)
Employee stock purchase plan issuances	413	—
Stock options exercised	20,435	34,951
Repurchases of common stock	(29,958)	(69,815)
Excess tax benefits from share-based payments	12,271	10,224
Dividends paid	(13,014)	(13,490)

Net Cash Used for Financing Activities	(10,126)	(38,452)

Effect of Exchange Rate Changes on Cash	(397)	(117)

Net Change in Cash and Cash Equivalents	34,407	(28,721)
Cash and Cash Equivalents at Beginning of Period	88,648	98,533

Cash and Cash Equivalents at End of Period	$123,055	$69,812

Supplemental Cash Flow Information:
Income taxes paid during the period	$28,785	$27,758
Interest paid during the period	$17,176	$17,004

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ACUITY BRANDS, INC.

BUSINESS SEGMENT INFORMATION (Unaudited)

(In thousands, except operating profit margins)

	Three Months Ended February 28		Six Months Ended February 28
	2007	2006	2007	2006
Net Sales:
ABL	$444,334	$424,695	$921,951	$857,976
ASP	131,050	124,860	267,921	257,431

Total Net Sales	$575,384	$549,555	$1,189,872	$1,115,407

Operating Income (Loss):
ABL	$46,315	$32,107	$107,114	$70,547
ASP	5,928	7,042	13,403	17,749
Corporate	(7,215)	(8,946)	(15,154)	(16,105)

Total Operating Income	$45,028	$30,203	$105,363	$72,191

Operating Profit Margins:
ABL	10.4%	7.6%	11.6%	8.2%
ASP	4.5%	5.6%	5.0%	6.9%

Consolidated	7.8%	5.5%	8.9%	6.5%